Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Heidi Gillette

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. DECLARES SPECIAL CASH DIVIDEND OF $2.00 PER COMMON SHARE

AND

ANNOUNCES QUARTERLY DIVIDEND OF $0.63 PER COMMON SHARE

NEW YORK, N.Y. — November 28, 2007 — Gramercy Capital Corp. (NYSE: GKK) (the “Company”) announced today that its Board of Directors authorized, and the Company declared, a special one-time cash dividend of $2.00 per common share.

The special dividend is principally attributable to the substantial gain the Company realized from the sale of its interest in One Madison Avenue during August 2007.

The Company also announced its quarterly dividend of $0.63 per common share for the quarter ending December 31, 2007. Based on Tuesday’s closing price of $21.72, this regular quarterly distribution represents an annualized dividend yield of 11.6%.

Both dividends are payable on January 15, 2008 to shareholders of record at the close of business on December 31, 2007.

Pursuant to the Company’s merger agreement with American Financial Realty (NYSE: AFR), AFR shareholders will be entitled to additional merger consideration of $0.2419 per common share, which represents their pro-rata share of the special dividend.

The Board of Directors also authorized, and the Company declared, a dividend for the Company’s Series A Preferred Stock for the period October 1, 2007 through December 31, 2007, of $0.50781, reflecting an annualized distribution of $2.03125.  Dividends are payable January 15, 2008 to shareholders of record at the close of business on December 31, 2007.

Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.